Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T 617 588-5555 F 617 588-5554 www.vcel.com

Vericel Announces Termination of Shareholder Rights Agreement

CAMBRIDGE, Mass., February 12, 2021 (GLOBE NEWSWIRE) -- Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today announced that its Board of Directors unanimously approved the termination of the Company’s shareholder rights agreement, commonly referred to as a “poison pill”, which was originally scheduled to expire on August 15, 2021. The shareholder rights agreement was amended to accelerate the expiration date to February 11, 2021, effectively terminating the plan as of that date.

“Vericel is committed to enhancing its governance policies for the benefit of shareholders,” said Nick Colangelo, President and Chief Executive Officer of Vericel. “The termination of the shareholder rights plan advances that objective.”

Shareholders are not required, nor do they need to take any action because of the termination of this shareholder rights agreement.

About Vericel Corporation

Vericel is a leader in advanced therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. The company also holds an exclusive license for North American rights to NexoBrid®, a registration-stage biological orphan product for debridement of severe thermal burns. For more information, please visit the company’s website at www.vcel.com.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2021 Vericel Corporation. All rights reserved.

Investor Contacts:

Chad Rubin

Solebury Trout

crubin@troutgroup.com

+1 646-378-2947